SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


   Certification and Notice of Termination of Registration under Section 12(g)
          of the Securities Exchange Act of 1934 or Suspension of Duty
         to File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.


                         Commission File Number 1-15442


                           General Semiconductor, Inc.
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            (Exact name of registrant as specified in its charter)



       10 Melville Park Road, Melville, New York 11747-3113 (631) 847-3000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   New Common Stock, par value $0.01 per share
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)   [ ]    Rule 12h-3(b)(1)(ii)    [ ]
            Rule 12g-4(a)(1)(ii)  [ ]    Rule 12h-3(b)(2)(i)     [ ]
            Rule 12g-4(a)(2)(i)   [ ]    Rule 12h-3(b)(2)(ii)    [ ]
            Rule 12g-4(a)(2)(ii)  [ ]    Rule 15d-6              [ ]
            Rule 12h-3(b)(1)(i)   [x]

Approximate number of holders of record as of the certification or notice
date:     1
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
General Semiconductor, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  November 14, 2001            GENERAL SEMICONDUCTOR, INC.


                                    By:  /s/ Avi D. Eden
                                    ---------------------------------------
                                    Name:   Avi D. Eden
                                    Title:  Executive Vice President